Exhibit 99.1

PACIFIC BIOSCIENCES OF CALIFORNIA ANNOUNCES THIRD QUARTER OF 2010 OPERATING RESULTS

Menlo Park, Calif., Nov. 30, 2010 (Globe Newswire) – Pacific Biosciences of California, Inc. (Nasdaq: PACB) today announced financial results for the third quarter ended September 30, 2010.

Financial Highlights

For the third quarter of 2010, the Company reported net losses of $40.7 million, compared to $24.5 million for the same period last year. The increase in net loss is largely due to an increase in purchases of material for the manufacture of prototype instruments and consumable products and the expansion of sales, service and manufacturing operations as the Company prepares for the commercial launch of the PacBio RS. Revenue for the third quarter of 2010, which was comprised of government grants, was $220,000 compared to no revenue for the same period last year. The Company has not yet recognized any revenue from the sale of its products.

Research and development expenses in the third quarter of 2010 totaled $32.9 million, compared to $21.1 million for the third quarter of 2009. Research and development expenses include all costs associated with manufacturing operations, as the Company does not yet generate revenues from sales of products and services. Selling, general and administrative expenses in the third quarter of 2010 increased to $8.0 million compared to $3.4 million for the same period of 2009. The Company added 146 employees over the past year, bringing the total to 406 employees as of September 30, 2010.

Cash and investments at September 30, 2010 were $112.9 million compared to $138.8 million at June 30, 2010. The Company received $210.4 million in net proceeds from its initial public offering during the fourth quarter of 2010.

The Company had a backlog of approximately $20 million as of September 30, 2010, which includes both orders for limited production release instruments and full commercial release instruments for its PacBio RS received as of that date. The Company is planning to commercially launch the PacBio RS during the first half of 2011.

Highlights of Limited Production Release Program

As of today, the Company has shipped all eleven systems included in its beta testing, or Limited Production Release program. Of those eleven systems, ten have been installed and eight have been accepted. The system performance specifications for the limited production release program include:

•	Average readlength of 500 to 550 bases

•	99.99% Consensus accuracy

•	80% to 85% Single molecule raw read accuracy

The installed beta systems have met these performance specifications.

Conference Call

Pacific Biosciences will host a conference call for investors on November 30, 2010 at 1:30 p.m. PST (4:30 p.m. EST). The conference call dial-in numbers are US: 888.989.5214 or International: 630.395.0127, access code “PACB”. A live webcast of the call will also be available from the Investor Relations section of www.pacb.com. A webcast replay from today’s call will also be available from the Investor Relations section of www.pacb.com approximately two hours after the call and will be available for up to thirty days.

About Pacific Biosciences

Pacific Biosciences’ mission is to transform the way humankind acquires, processes and interprets data from living systems through the design, development and commercialization of innovative tools for biological research. The company has developed a novel approach to studying the synthesis and regulation of DNA, RNA and proteins. Combining recent advances in nanofabrication, biochemistry, molecular biology, surface chemistry and optics, Pacific Biosciences has created a powerful technology platform called single molecule, real-time, or SMRT(tm), technology. SMRT technology enables real-time analysis of biomolecules with single molecule resolution, which has the potential to transform the understanding of biological systems by providing a window into these systems that has not previously been open for scientific study.

CONTACTS:

Trevin Rard	Ben Gong
650.521.8450	650.521.8203
ir@pacificbiosciences.com

Forward-Looking Statements

This press release contains forward-looking statements relating to the company’s operations and operating results, including the statement that the Company plans to begin selling the PacBio RS during the first half of 2011. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results. Factors that could materially affect actual results can be found in Pacific Biosciences of California’s Registration Statement and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, including those listed under the caption “Risk Factors.” Pacific Biosciences of California expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Pacific Biosciences of California, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2010	June 30, 2010	December 31, 2009
Assets

Cash and investments	$112,932	$138,756	$92,735

Accounts receivable	1,052	—	—

Prepaids and other current assets	3,302	1,251	1,010

Total current assets	117,286	140,007	93,745

Property and equipment	12,350	12,669	7,142

Other assets	300	221	211

Total Assets	$129,936	$152,897	$101,098

Liabilities and Stockholders Deficit

Accounts payable	$13,211	$7,613	$5,778

Deferred revenue	1,052	__	__

Accrueds and other current liabilities	8,650	8,498	2,641

Total current liabilities	22,913	16,111	8,419

Faciltiy financing and deferred rent	5,056	5,118	475

Preferred stock warrant liability	292	282	226

Convertible preferred stock	374,975	367,036	269,101

Stockholders’ deficit	(273,300)	(235,650)	(177,123)

Total Liabilities and Stockholders’ Equity	$129,936	$152,897	$101,098

Pacific Biosciences of California, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share data)

	Quarter ended
	September 30, 2010	September 30, 2009
Grant Revenue	$220	$—

Operating expenses

Research and development	32,873	21,121

Sales, general and administrative	8,043	3,447

Total operating expense	40,916	24,568

Operating Loss	(40,696)	(24,568)

Other income (expense), net	(12)	39

Net loss	$(40,708)	$(24,529)

Basic and diluted net loss per share	$(39.70)	$(46.74)

Shares used in computing basic and net loss per share	1,025,326	524,840

Pacific Biosciences of California, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share data)

	Year-to-date September 30,
	2010	2009
Grant Revenue	$1,394	$—

Operating expenses

Research and development	85,279	51,211

Sales, general and administrative	19,760	8,785

Total operating expense	105,039	59,996

Operating Loss	(103,645)	(59,996)

Other income (expense), net	(102)	356

Net loss	$(103,747)	$(59,640)

Basic and diluted net loss per share	$(134.07)	$(122.34)

Shares used in computing basic and net loss per share	773,839	487,483